Exhibit 10.1

CONTRACT OF SALE

FOR

1455 MARKET STREET,

SAN FRANCISCO, CALIFORNIA

PURCHASER:	HUDSON 1455 MARKET, LLC, A DELAWARE LIMITED LIABILITY COMPANY

SELLER:	BANK OF AMERICA, NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION

DATE: December 15, 2010

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	8.2	Status of Title	19
	8.3	Non-Permitted Title Objections	20

9.	CLOSING		20
	9.1	Closing Date and Location	20
	9.2	Conditions Precedent	20
	9.3	Closing Expenses	24
	9.4	Closing Deliveries	25
	9.5	Apportionments and Reimbursements	27

10.	REMEDIES		31
	10.1	Purchaser’s Default	31
	10.2	Seller’s Default	33
	10.3	Post-Closing Limitation on Seller Liability	33
	10.4	Survival	34

11.	RISK OF LOSS		34
	11.1	Condemnation	34
	11.2	Destruction or Damage	35

12.	PURCHASER’S REVIEW		35
	12.1	Investigation By Purchaser	35
	12.2	Environmental Matters	36
	12.3	Natural Hazards Matters	36
	12.4	Cooperation with Purchaser's Auditors and SEC Filing Requirements	37
	12.5	Survival	37

13.	MISCELLANEOUS		37
	13.1	Brokers	37
	13.2	Assignment of this Contract	38
	13.3	Attorneys’ Fees	38
	13.4	Notices	38
	13.5	Further Assurances	39
	13.6	Confidentiality	40
	13.7	Survival and Merger	40
	13.8	Recording	40
	13.9	Successors and Assigns	40
	13.10	Entire Agreement	40
	13.11	Waiver and Modifications	40
	13.12	Captions and Titles	40
	13.13	Construction	40
	13.14	Non-Business Days	41
	13.15	Governing Law and Jurisdiction	41
	13.16	Counterparts	41
	13.17	No Third Party Beneficiaries	41
	13.18	Submission not an Offer	41
	13.19	Severability	41

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13.20	Intentionally Omitted	41
13.21	Judicial Reference	41
13.22	Digital Image	43

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CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract”), dated for reference purposes only, as of December 15, 2010, is made and entered into as of the later of the dates set forth under the parties’ respective signatures on the signature page of this Contract (the “Effective Date”), by and between BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, formerly known as Bank of America National Trust and Savings Association (“Seller”), and HUDSON 1455 MARKET, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller is the owner of that certain parcel of land described on Schedule A annexed to this Contract (the “Land”), together with the building constructed thereon commonly known as 1455 Market Street, San Francisco, California (collectively, the “Real Property”);

WHEREAS, prior to the date of this Contract, Seller and Hudson Pacific Properties, L.P., a Maryland limited partnership (“Hudson L.P.”), executed and delivered that certain Access Agreement dated as of October 15, 2010 (the “Access Agreement”), a copy of which is attached hereto as Exhibit 6, whereby Hudson L.P. is permitted to conduct certain inspections of the Real Property and have access to certain records of Seller relating to the Real Property, all as more specifically set forth in the Access Agreement;

WHEREAS, Hudson L.P., without being released from any liability thereunder, assigned all of its right, title and interest under the Access Agreement to Purchaser; and

WHEREAS, Seller desires to sell the Property, as defined in Section 2.2 below, to Purchaser, and Purchaser desires to purchase the Property from Seller, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.	DEFINITIONS.

The terms defined in this Section shall for all purposes of this Contract have the meanings herein specified unless the context requires otherwise.

1.1 “Access Agreement” shall have the meaning ascribed to it in the second “WHEREAS” paragraph in this Contract.

1.2 “Additional Rents” shall have the meaning ascribed to it in Section 9.5(a)(i)A.

1.3 “Adjacent Property” shall have the meaning ascribed to it in Section 2.2.

1.4 “Adjacent Property Documents” shall have the meaning ascribed to it in Section 2.2.

1.5 “Approved Estoppel Form” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.6 “Bank SNDA” shall have the meaning ascribed to it in Section 9.2(a)(vii).

1.7 “Building” shall mean the building constructed on the Land containing approximately 1,054,631 rentable square feet and 340 parking spaces.

1.8 “Business Day” shall mean Monday through Friday, excluding any day on which the banks in Charlotte, North Carolina, or San Francisco, California, are authorized or permitted to be closed.

1.9 “Casualty” shall have the meaning ascribed to it in Section 11.2.

1.10 “Casualty Termination Event” shall have the meaning ascribed to it in Section 11.2.

1.11 “City” shall have the meaning ascribed to it in Section 3.3.

1.12 “Claims” shall have the meaning ascribed to it in Section 5.2.

1.13 “Closing” shall have the meaning ascribed to it in Section 9.1.

1.14 “Closing Date” shall have the meaning ascribed to it in Section 9.1.

1.15 “Code” shall have the meaning ascribed to it in Section 6.1(l).

1.16 “Contract” shall have the meaning ascribed to it in the introductory paragraph.

1.17 “Contract Survival Period” shall have the meaning ascribed to it in Section 10.3.

1.18 “Default Deduction” shall have the meaning ascribed to it in Section 6.3(a).

1.19 “Deposit” shall have the meaning ascribed to it in Section 3.1(a).

1.20 “Effective Date” shall have the meaning ascribed to it in the introductory paragraph.

1.21 “Escrow Holder” shall have the meaning ascribed to it in Section 3.1(a).

1.22 “Estoppel Condition” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.23 “Existing Communication License Agreements” shall have the meaning ascribed to it in Section 6.1(h).

1.24 “Existing Communication Licensees” shall have the meaning ascribed to it in Section 6.1(h).

1.25 “Existing Space Leases” shall have the meaning ascribed to it in Section 6.1(h).

1.26 “Existing Space Tenants” shall have the meaning ascribed to it in Section 6.1(h).

1.27 “Fire Hazard Severity Zone” shall have the meaning ascribed to it in Section 12.3.

1.28 “GSA” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.29 “GSA Lease” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.30 “GSA SNDA” shall have the meaning ascribed to it in Section 9.2(a)(vi).

1.31 “Hudson Inc.” shall have the meaning ascribed to it in Section 6.5(a).

1.32 “Hudson L.P.” shall have the meaning ascribed to it in the third “WHEREAS” paragraph in this Contract.

1.33 “Independent Contract Consideration” shall have the meaning ascribed to it in Section 3.2.

1.34 “JAMS” shall have the meaning ascribed to it in Section 13.21.

1.35 “Judicial Reference Statutes” shall have the meaning ascribed to it in Section 13.21.

1.36 “Land” shall have the meaning ascribed to it in the first “WHEREAS” paragraph in this Contract.

1.37 “Lease” shall have the meaning ascribed to it in Section 2.3.

1.38 “License Agreements” shall mean Existing Communication License Agreements and New License Agreements.

1.39 “Major Tenants” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.40 “Material Misrepresentations” shall have the meaning ascribed to it in Section 6.3(b).

1.41 “Materiality Threshold” shall have the meaning ascribed to it in Section 6.3(b).

1.42 “Natural Hazards Expert” shall have the meaning ascribed to it in Section 12.3.

1.43 “Natural Hazards Report” shall have the meaning ascribed to it in Section 12.3.

1.44 “New License Agreement(s)” shall have the meaning ascribed to it in Section 7.7(a).

1.45 “New Space Lease” shall have the meaning ascribed to it in Section 3.3.

1.46 “New Space Lease Compensation” shall have the meaning ascribed to it in Section 3.3.

1.47 “Non-Permitted Title Objections” shall have the meaning ascribed to it in Section 8.3.

1.48 “Novation Agreement” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.49 “OFAC” shall have the meaning ascribed to it in Section 6.1(g).

1.50 “Permitted Exceptions” shall have the meaning ascribed to it in Section 8.2.

1.51 “Personal Property” shall have the meaning ascribed to it in Section 2.2.

1.52 “Preliminary Proration Statement” shall have the meaning ascribed to it in Section 9.5(a)(i).

1.53 “Property” shall have the meaning ascribed it in Section 2.2.

1.54 “Property Information” shall have the meaning ascribed to it in Section 12.1.

1.55 “Prospective Tenant” shall have the meaning ascribed to it in Section 3.3.

1.56 “Purchase Price” shall have the meaning ascribed to it in Section 3.1.

1.57 “Purchaser” shall have the meaning ascribed to it in the introductory paragraph.

1.58 “Purchaser Affiliate” shall have the meaning ascribed to it in Section 13.2.

1.59 “Purchaser Documents” shall have the meaning ascribed to it in Section 6.5(b).

1.60 “Purchaser’s Transaction Expenses” shall have the meaning ascribed to it in Section 10.2.

1.61 “Real Property” shall have the meaning ascribed to it in the first “WHEREAS” paragraph in this Contract.

1.62 “Released Parties” shall have the meaning ascribed to it in Section 5.2.

1.63 “Reminder Notice” shall have the meaning ascribed to it in Section 2.2.

1.64 “Required Estoppels” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.65 “Seller” shall have the meaning ascribed to it in the introductory paragraph.

1.66 “Seller Documents” shall have the meaning ascribed to it in Section 6.1(b).

1.67 “Seller Estoppel” shall have the meaning ascribed to it in Section 9.2(a)(v).

1.68 “Seller Knowledge Individuals” shall have the meaning ascribed to it in Section 6.2.

1.69 “Seller’s 2010 Actual Operating Expenses” shall have the meaning ascribed to it in Section 9.5(b)(i).

1.70 “Seller’s Broker” shall have the meaning ascribed to it in Section 13.1(a).

1.71 “Seller’s Construction Projects” shall have the meaning ascribed to it in Section 3.5.

1.72 “Seller’s Liability Cap” shall have the meaning ascribed to it in Section 10.3.

1.73 “Service Contracts” shall have the meaning ascribed to it in Section 6.1(i).

1.74 “Space Leases” shall mean Existing Space Leases and New Space Leases.

1.75 “Space Tenants” shall mean the tenants under the Space Leases.

1.76 “Supplemental Proration Statement” shall have the meaning ascribed to it in Section 9.5(b)(i).

1.77 “Survey” shall have the meaning ascribed to it in Section 8.1.

1.78 “Surviving Obligations” shall have the meaning ascribed to it in Section 6.3(b).

1.79 “Taking” shall have the meaning ascribed to it in Section 11.1.

1.80 “Title Company” shall have the meaning ascribed to it in Section 3.1(a).

1.81 “Title Objection Date” shall have the meaning ascribed to it in Section 8.1.

1.82 “Title Report” shall have the meaning ascribed to it in Section 8.1.

1.83 “Violations” shall have the meaning ascribed to it in Section 5.1.

1.84 “Wildland Fire Zone” shall have the meaning ascribed to it in Section 12.3.

2.	SUBJECT OF SALE.

2.1 Purchase and Sale. Seller agrees to sell and convey to Purchaser the Property, and Purchaser agrees to purchase from Seller the Property, subject to the terms and conditions contained in this Contract.

2.2 Property. This sale includes all right, title and interest, if any, of Seller in and to: (a) the Real Property; (b) all rights, privileges, rights-of-way, easements, mineral rights, development rights, and air rights appurtenant to the Real Property; (c) fixtures, equipment and other personal property attached to or beneath the Real Property and used by Seller in its capacity as owner of the Real Property (including anything necessary to operate and maintain the Real Property) (the “Personal Property”), as opposed to used by Seller in its capacity as an occupant or tenant of the Real Property, and expressly excluding the personal property listed on Schedule F annexed to this Contract, which is not included in the sale; and (d) the interest of landlord in the Space Leases and licensor in the License Agreements; and (e) to the extent assignable, the licenses, permits, approvals, plans, drawings, specifications, warranties and guaranties owned by or running in favor of Seller in its capacity as owner of the Real Property, as opposed to owned by or running in favor of Seller in its capacity as an occupant or tenant of the Real Property ((a) through (e) herein referred to collectively as the “Property”). Notwithstanding the foregoing provisions of this Section 2.2, Purchaser and Seller acknowledge that certain documents, including Covenants, Restrictions and Agreement and a License Agreement for Lateral Shoring System (collectively, the “Adjacent Property Documents”) have been recorded against the adjacent property located at 1401 – 1435 Market Street (the “Adjacent Property”) in connection with Seller’s prior sale of the Adjacent Property. The Adjacent Property Documents constitute covenants running with the Adjacent Property and, among other things, restrict construction activities on the Adjacent Property, and afford Seller continuing rights to review and monitor construction and development plans and activities on the Adjacent Property. Seller shall maintain its rights, including its rights of review and monitoring, under the Adjacent Property Documents following the Closing and for so long as Seller (or any subsidiary of Seller, or a subsidiary of a parent of Seller, or a successor-in-interest to Seller by way of merger, consolidation, reorganization, or sale of Seller’s assets) operates data processing operations at the Property. Further, Seller shall maintain its rights to enforce the Adjacent Property Documents for so long as Seller (or any subsidiary of Seller, or a subsidiary of a parent of Seller, or a successor-in-interest to Seller by way of merger, consolidation, reorganization, or sale of Seller’s assets) operates data processing operations at the Property, and, to the extent requested by Seller, Purchaser shall cooperate with Seller, at no out-of-pocket cost to Purchaser, to enforce the provisions of the Adjacent Property Documents. Notwithstanding the foregoing, Seller agrees to coordinate its review and monitoring activities and exercise of its other rights under the Adjacent Property Documents with Purchaser, provided that all communications with the developer of the Adjacent Property or its contractor shall be conducted through Seller. Seller shall provide Purchaser with reasonable advance notice of any meetings with the developer of the Adjacent Property or its contractor, and Purchaser shall have the right to have a representative present at such meetings. In addition, Seller agrees not to approve any proposed plans or to make any other material decisions in connection with Adjacent Property Documents without the prior written approval or deemed approval of Purchaser. Purchaser shall give Seller written notice of its approval or disapproval of proposed plans or its determination with respect to any other material matters within five (5) business days after request from Seller. If Purchaser fails to timely approve or disapprove any such plans or to advise Seller of its determination with respect to any material matter within said five (5) business days, then Seller shall have the right to deliver written notice to Purchaser (the “Reminder Notice”) notifying Purchaser of its failure to timely act. If the Reminder Notice is delivered to Purchaser in accordance with the terms hereof and includes at the top of the first page of such Reminder Notice, in twelve (12) point, bold, all-caps font, “OWNER’S FAILURE TO RESPOND TO THIS NOTICE SHALL RESULT IN OWNER’S DEEMED APPROVAL,” then, if Purchaser fails to respond to such Reminder Notice within two (2) business days after Purchaser’s receipt of the same, Purchaser shall be deemed to have approved the applicable plans or material decision made by Seller. The obligations of Seller and Purchaser under this Section 2.2 shall survive the Closing and shall be binding on the successors and assigns of Seller and Purchaser.

2.3 Lease to Seller. Seller and Purchaser acknowledge and agree that Seller shall continue to occupy approximately 835,649 rentable square feet of the Building on specific floors and in various configurations after the Closing pursuant to a lease in the form of the Lease Agreement annexed to this Contract as Exhibit 8 (the “Lease”).

3.	PURCHASE PRICE.

3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property is the sum of Eighty-Six Million and 00/100 Dollars ($86,000,000.00), payable by Purchaser to Seller as follows:

(a) Prior to the date hereof, Purchaser deposited with Chicago Title Insurance Company, 455 Market Street, Suite 2100, San Francisco, CA 94105, Attention: Tyson Miklebost (“Escrow Holder” or “Title Company”), the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”).

(b) At least one (1) Business Day prior to the Closing Date, Purchaser shall deposit with Escrow Holder, the sum of Eighty-Five Million Five Hundred Thousand and 00/100 Dollars ($85,500,000.00), subject to adjustment and proration pursuant to Section 9.4 below, to be paid by electronic wire transfer of immediately available federal funds, and Purchaser shall cause Escrow Holder to distribute such funds to Seller in accordance with this Contract upon Closing.

3.2 Independent Consideration. Seller has received a check from Purchaser in the amount of One Hundred and 00/100 Dollars ($100.00) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract and is non-refundable in all events. At the Closing, the Independent Contract Consideration shall not be applied to the Purchase Price.

3.3 Post-Closing Payments for New Space Lease. Prior to the date hereof, Seller has entered into letters of intent with the City and County of San Francisco (the “City”), the California Public Utilities Commission, and the law firm of Jones, Clifford, Johnson, Dehner, Wong, Morrison, Sheppard & Bell, LLP (each, a “Prospective Tenant,” and collectively, the “Prospective Tenants”). If Purchaser executes a lease (“New Space Lease”) for space in the Building with a Prospective Tenant within twelve (12) months after the Closing Date (regardless of the commencement date under the applicable lease and whether or not the terms and conditions of such lease are the same as set forth in the letter of intent or such other terms and conditions as may be satisfactory to Purchaser), Purchaser will pay Seller additional compensation equal to the rentable square footage of the premises under the New Space Lease multiplied by Ten Dollars ($10.00) (“New Space Lease Compensation”), as set forth hereinbelow. Seller acknowledges that for purposes of this Section 3.3, Seller shall be entitled to New Space Lease Compensation with respect to a lease with the City only if Purchaser executes a lease with the City for use primarily by the San Francisco Municipal Transit Authority, and not any lease for use primarily by a different City department. Purchaser shall keep Seller reasonably apprised of the status of negotiations with Prospective Tenants; provided, however, that Purchaser shall be under no obligation to execute a lease with any Prospective Tenant, and the execution of any such lease shall be in Purchaser’s sole and absolute discretion. Within thirty

(30) days after mutual execution of a New Space Lease, Purchaser shall (i) certify to Seller in writing the number of rentable square feet leased to the tenant under the executed New Space Lease (without regard to any expansion options) and (ii) pay the New Space Lease Compensation to Seller. Purchaser agrees to pay when due all brokerage commissions, tenant improvement costs, architectural fees and costs, attorneys’ fees and other expenses incurred in connection with the applicable New Space Lease, and shall indemnify, defend and hold Seller and the Released Parties harmless from and against any and all Claims by brokers, the Prospective Tenant or any other third party in connection with such New Space Lease or negotiations with the Prospective Tenant, excluding Claims asserted by third parties based upon the acts or omissions of Seller prior to the Closing. The parties agree that if Purchaser shall execute a New Space Lease with City covering space that is part of the premises leased by Seller pursuant to the Lease, provided that the space leased to City is the same as the space contemplated to be leased to City pursuant to the letter of intent between Seller and City or is otherwise satisfactory to Seller, the Lease shall be amended to exclude from the premises thereunder, the space leased to City, and from and after the effective date of such amendment, Seller shall be released from its obligation to pay rent and all other obligations under the Lease with respect to such space. Seller, at Purchaser’s expense, shall be responsible for constructing the demising wall separating the space leased to City. The obligations of Seller and Purchaser under this Section 3.3 shall survive the Closing and shall be binding on the successors and assigns of Seller and Purchaser.

3.4 Personal Property. The parties acknowledge and agree that the value of the Personal Property is de minimis and no part of the Purchase Price is allocable thereto. Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that Purchaser shall timely pay any and all sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder any applicable laws of State of California or other applicable governmental authority. Purchaser shall timely file all necessary tax returns with respect to all such taxes and, to the extent required by applicable law, Seller will join in the execution of any such tax returns.

3.5 Current Construction Projects. Following the Closing, Seller shall cause the construction projects (each, “Seller’s Construction Project,” and collectively, “Seller’s Construction Projects”) described in Schedule I to be completed in accordance with the letter agreements attached hereto as Exhibits 12-1, 12-2, 12-3, 12-4 and 12-5.

4.	DEPOSIT PROVISIONS.

4.1 Disposition of Deposit Upon Closing. Upon the Closing, Escrow Holder is authorized and directed to pay the Deposit to Seller (or as Seller may direct).

4.2 Disposition of Deposit Upon Purchaser’s Default. In the event Purchaser should default under this Contract or any of the Purchaser Documents, and as a result of such default the Closing does not occur, then Escrow Holder shall pay the Deposit to Seller, who shall retain the Deposit in accordance with Section 10.1 below.

4.3 Disposition of Deposit Upon Termination Without Purchaser’s Default. In the event this Contract is terminated by reason other than Purchaser’s default except, as otherwise provided herein, Escrow Holder shall pay the Deposit to Purchaser.

4.4 Investment of Deposit. Escrow Holder shall invest and reinvest the proceeds of the Deposit, and any interest earned thereon, in United States Government Treasury Bills or Certificate(s) of Deposit or bank money market account(s) as Seller shall direct. The party entitled to receive the interest earned on the Deposit shall pay all income taxes owed in connection therewith. The employer identification numbers of Seller and Purchaser are respectively set forth on the signature page hereof.

4.5 Agreement of Escrow Holder. Escrow Holder, by signing this Contract at the end hereof where indicated, signifies its agreement to hold the Deposit for the purposes as provided in this Contract. In the event of any dispute, Escrow Holder shall have the right to deposit the Deposit in court to await the resolution of such dispute. Escrow Holder shall not incur any liability by reason of any action or non-action taken by it in connection with the Deposit in good faith or pursuant to the judgment or order of a court of competent jurisdiction.

4.6 Delivery of Demands Relating to Deposit to Other Party. Except as otherwise provided for in Section 4.1, Escrow Holder shall not pay or deliver the Deposit to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrow Holder does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after such demand is served by personal delivery on such party, Escrow Holder is hereby authorized and directed to make such payment or delivery. If Escrow Holder does receive such written objection within such five (5) Business Day period or if for any other reason Escrow Holder in good faith shall elect not to make such payment or delivery, Escrow Holder shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit unless otherwise directed by written instructions from the parties to this Contract or by a judgment of a court of competent jurisdiction. In any event, Escrow Holder shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Holder is required by an order or judgment of a court of competent jurisdiction.

5.	“AS-IS”. “WHERE-IS”.

5.1 As Is. Purchaser acknowledges and agrees that: (a) prior to the execution of this Agreement, Purchaser has independently examined, inspected, and investigated to the full satisfaction of Purchaser, the physical nature and condition of the Property, including, but not limited to, its environmental condition, and the income, operating expenses and carrying charges affecting the Property; (b) except as expressly set forth in this Contract, neither Seller nor any agent, officer, employee, or representative of Seller has made any representation whatsoever regarding the subject matter of this Contract or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical or environmental condition of the Property, the existence or non-existence of petroleum, asbestos, lead paint, fungi, including mold, or other microbial contamination, hazardous substances or wastes, underground or above ground storage tanks or any other environmental hazards on, under or about the Real Property, the Space Leases or License Agreements, operating expenses or carrying charges affecting the Property, the compliance of the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental or quasi-governmental authority or the habitability, merchantability, marketability, profitability or fitness of the Property for any purpose; and (c) except as expressly set forth in this Contract, Purchaser, in executing, delivering and performing this Contract, does not rely upon any statement, offering material, operating statement, historical budget, engineering structural report, any environmental reports, other reports or studies, information, or representation to whomsoever made or given, whether to Purchaser or others, and whether directly or indirectly, orally or in writing, made by any person, firm or corporation, and Purchaser acknowledges that except as expressly set forth herein, Seller makes no representation or warranty as to the accuracy or completeness of any such statement, information, offering material, operating statement, historical budget, report, study or representation. Without limiting the foregoing, but in addition thereto, except as otherwise expressly set forth in Section 3.5 and Section 6.1 of this Contract, Seller shall deliver, and Purchaser shall take, the Property in its “as is” “where is” condition and with all faults on the Closing Date, including, but not limited to, any violations of law or municipal ordinances, orders or requirements imposed or issued by any governmental or quasi-governmental authority having or asserting jurisdiction against or affecting the Property, and any conditions which may result in violations (collectively, “Violations”). The provisions of this Section 5.1 shall survive the Closing or the earlier termination of this Contract.

5.2 Release and Waiver. Purchaser hereby waives, releases and forever discharges Seller, its affiliates, subsidiaries, officers, directors, shareholders, employees, independent contractors, partners, representatives, agents (collectively, the “Released Parties”), and each of them and their respective heirs, successors and assigns, from any and all demands, causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, direct or indirect, foreseen or unforeseen, including, but not limited to, interest, penalties, fines, and attorneys’ and experts’ fees and expenses (collectively, “Claims”), which Purchaser, its successors or assigns or any subsequent purchaser of the Property may have or incur in any manner or way connected with, arising from, or related to the Property, including, but not limited to: (a) the physical or environmental condition, or the nature or the quality, of the Property, including, but not limited to, any Claims against Seller, as developer of the Property, for construction defects (whether under a theory of negligence or strict liability); (b) actual or alleged violations of any law or regulation in connection with the Property and/or any property conditions (including, but not limited to, Claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.)); or (c) the ownership, management or operation of the Property. As part of the provisions of this Section 5.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon Purchaser, by virtue of the provisions of federal, state or local law, rules and regulations.

Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Real Property be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller, except and to the extent as may be required under the Lease.

PURCHASER IS AWARE OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BY INITIALING BELOW, PURCHASER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND THE PROVISIONS OF ANY OTHER APPLICABLE LAWS RESTRICTING THE RELEASE OF CLAIMS THAT PURCHASER DID NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF RELEASE, WHICH, IF KNOWN, WOULD HAVE MATERIALLY AFFECTED THE DECISION TO AGREE TO THIS RELEASE. PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS TO SELLER THAT IT HAS HAD ADVICE OF COUNSEL OF ITS OWN CHOOSING IN NEGOTIATIONS FOR AND THE PREPARATION OF THIS CONTRACT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS HAD THE FOREGOING RELEASE FULLY EXPLAINED BY SUCH COUNSEL, AND THAT IT IS FULLY AWARE OF ITS CONTENTS AND LEGAL EFFECT.

Purchaser’s Initials

Notwithstanding anything to the contrary contained in this Section 5.2, the waiver and release contained in this Section shall not apply to any Claim resulting from (i) any liability Seller may have under the Lease after the Closing, (ii) a breach of an express representation by Seller set forth in Section 6.1 of this Contract or a default by Seller under this Contract or any of the Seller Documents, subject, however, to the provisions of Sections 6.2, 6.3, 6.4, 9.5(a), 9.5(b), 10.2, and 10.3 hereof, (iii) Seller’s fraud, or (iv) a personal injury claim asserted by a third party arising in connection with an incident occurring prior to the Closing Date. Upon the Closing, the foregoing release shall be deemed to be restated and made again as of the Closing Date and, the provisions of this Section 5.2 shall survive the Closing or termination of this Contract.

6.	REPRESENTATIONS.

6.1 Seller’s Representations. Seller represents that, to Seller’s knowledge, as of the date hereof:

(a) Seller is, and at the Closing shall be, a national banking association, authorized to transact business in the State of California.

(b) Seller has the full legal right, power, and authority to execute and deliver this Contract and all documents now or hereafter to be executed by Seller pursuant to this Contract (collectively, the “Seller Documents”), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Seller Documents, and no consent of any other party is required that has not heretofore been obtained.

(c) This Contract and the Seller Documents do not and will not contravene provisions of the charter documents, as amended, or bylaws, as amended, of Seller, any judgment, order, decree, writ or injunction issued against Seller, or any provision of any laws applicable to Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Seller under any agreement to which Seller or any of its assets are subject or bound, and will not result in a violation of any laws applicable to Seller.

(d) There are no pending actions, suits, proceedings or investigations to which Seller is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

(e) Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension, or composition to its creditors generally.

(f) This Contract is a valid and binding obligation of Seller.

(g) Seller is not a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not knowingly engage in any dealings or transactions or be otherwise associated with such persons or entities.

(h) The tenants listed on Schedule C annexed hereto are tenants under leases (such leases are herein called the “Existing Space Leases” and the tenants thereunder are herein called the “Existing Space Tenants”), and true, correct and complete copies of the Existing Space Leases, including any amendments or modification thereto, have been delivered or made available to Purchaser (except for missing documents as noted on Schedule C). The entities or persons listed on Schedule C annexed hereto are tenants or licensees under leases or licenses for communication facilities pertaining to the Real Property (such leases and licenses are herein called the “Existing Communication License Agreements” and the tenants or licensees thereunder are herein called the “Existing Communication Licensees”), and true, correct and complete copies of the Existing Communication License Agreements have been delivered or made available to Purchaser (except for missing documents as noted on Schedule C). The

Existing Space Leases and the Existing Communication License Agreements constitute the only leases, licenses or other written agreements for the use or occupancy of the Property to which Seller is a party and which will be binding on Purchaser following the Closing, except as may otherwise be set forth in the Permitted Exceptions. Except as may be set forth in Schedule C annexed hereto, the Existing Space Leases and the Existing Communication License Agreements are in full force and effect, and there is no construction work or leasehold improvement work to be performed by landlord or licensor (as applicable) or allowances or other payments, including brokerage payments, outstanding under the Existing Space Leases or the Existing Communication License Agreements as of the Closing. In addition, except as set forth on Schedule G, Seller has not received a written notice of default on the part of Seller from any Existing Space Tenant under an Existing Space Lease or from an Existing Communication Licensee under an Existing Communication License Agreement during the twelve (12) month period immediately preceding the date hereof, which has not been cured or waived.

(i) Set forth on Schedule D is a true, correct and complete list of the service contracts (the “Service Contracts”) which may be binding on Purchaser after the Closing.

(j) Seller has not received any written notice of any pending condemnation proceeding against the Property or any portion thereof.

(k) Except as set forth on Schedule E or for matters covered by one or more insurance policies, there is no litigation pending against the Property or Seller by reason of Seller’s right, title and/or interest in the Property.

(l) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(m) Seller is the owner of the Personal Property and has good title thereto, free and clear of any liens, claims and security interests that will not be released prior to Closing.

(n) Except as set forth on Schedule G, Seller has not, during the twelve (12) month period immediately preceding the date hereof, received written notice of any material violation of law from any governmental authority relating to the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Property, which has not been cured. For purposes of this Section 6.1(n), a “material” violation shall mean a violation costing more than Twenty-Five Thousand Dollars ($25,000.00) to cure.

6.2 Knowledge. As used in this Contract, the phrase “to Seller’s knowledge” or words of similar import shall mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) present knowledge of Donald J. Becka, Senior Vice President and Transaction Director, Corporate Workplace Transactions and Investments, of Seller, and James M. Kelly, Vice President and Transaction Manager, of Seller (“Seller Knowledge Individuals”), without any duty of investigation. Any reference to Seller’s “receipt” or language similar thereto of notices or other written documents shall mean the actual receipt of the same by Seller Knowledge Individuals. In no event shall Purchaser be entitled to assert any cause of action against Seller Knowledge Individuals, nor shall Seller Knowledge Individuals have any personal liability whatsoever for any matter under or related to this Contract.

6.3 Material Misrepresentations by Seller.

(a) If at or prior to the Closing, (i) Purchaser shall become aware (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and shall give Seller notice thereof at or prior to the Closing, or (ii) Seller shall notify Purchaser that a representation or warranty made herein by Seller is untrue, inaccurate or incorrect, then Seller may, in its sole discretion, endeavor to cure or correct such untrue, inaccurate or incorrect representation or warranty, and upon Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed, Seller may elect to postpone the Closing one or more times, for up to thirty (30) days in the aggregate, in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If such representations or warranties, viewed in the aggregate, are not “Material Misrepresentations” (as defined below), and Seller is not able or willing to cure or correct the same on or before the Closing Date (whether or not the Closing is postponed as provided above), Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated herein without any reduction of or credit against the Purchase Price. If such representations or warranties, viewed in the aggregate, constitute “Material Misrepresentations,” and Seller is not able or willing to either cure or correct the same on or before the Closing Date (whether or not the Closing is postponed as provided above), then Purchaser, as its sole remedy for such Material Misrepresentations, shall elect either to (A) waive such Material Misrepresentations and consummate the transactions contemplated herein without any reduction of or credit against the Purchase Price, or (B) terminate this Contract by notice given to Seller and Escrow Holder prior to the scheduled Closing Date, in which event, this Contract shall terminate and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations (as defined in Section 6.3(b) below), and except that, provided that Purchaser is not in default under the Access Agreement, Purchaser shall be entitled to (1) return of the Deposit; and (2) reimbursement of Purchaser’s Transaction Expenses, as defined in Section 10.2 below. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first pay to Seller, from the Deposit, the amount of damages Seller reasonably estimates are owed to Seller by reason of Purchaser’s default under the Access Agreement (the “Default Deduction”) before paying the balance of the Deposit, if any, to Purchaser. The parties expressly acknowledge and agree that for purposes of returning the Deposit to Purchaser upon early termination of this Contract, Purchaser shall not be deemed in default hereunder by reason of Purchaser’s failure to deposit with Escrow Holder the balance of the Purchase Price or documents to be delivered by Purchaser at the Closing.

(b) For purposes of this Contract, the term “Material Misrepresentations” means representations or warranties made by Seller in this Contract or the Seller Documents that are both (i) untrue, inaccurate or incorrect and (ii) viewed in the aggregate, result in actual damages to Purchaser of more than One Hundred Thousand Dollars ($100,000.00) (the “Materiality Threshold”). The term “Surviving Obligations” means those obligations expressly stated in this Contract or any of the Seller Documents or the Purchaser Documents to survive the termination thereof or the Closing. Purchaser acknowledges and agrees that (A) at or prior to the

Closing, Purchaser’s rights and remedies in the event any of Seller’s representations or warranties made in this Contract or the Seller Documents are untrue, inaccurate or incorrect shall be only as provided in this Section 6.3, and (B) if the Closing does not occur, Purchaser hereby expressly waives, relinquishes and releases all rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from Seller) as a result of any of Seller’s representations or warranties made in this Contract or the Seller Documents being untrue, inaccurate or incorrect, except as specifically provided in this Section 6.3.

(c) Notwithstanding anything contained in Section 6.3(a) or Section 6.3(b) or elsewhere in this Contract to the contrary, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Contract to make a claim against Seller for damages that Purchaser may incur, or to rescind this Contract and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (i) Purchaser knew or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless consummates the Closing hereunder, or (ii) Purchaser’s actual direct damages as a result of such representations or warranties being untrue, inaccurate or incorrect are, viewed in the aggregate, less than the Materiality Threshold. As used in this Contract, Purchaser shall be “deemed to have known” that a representation or warranty was untrue, inaccurate or incorrect at the time of the Closing to the extent that information that is inconsistent with such representation or warranty is contained in (A) the disclosures set forth in Schedule G attached hereto, (B) the Property Information listed on Schedule H attached hereto, (C) any reports, studies or information obtained in writing by Purchaser on its own initiative in connection with its investigation of the Property, or (D) information within the actual (as distinguished from implied, imputed or constructive) knowledge of Alex Vouvalides, Vice President, Hudson Pacific Properties, or Christopher Barton, Executive Vice President, Hudson Pacific Properties.

6.4 Survival of Representations. The representations made in Section 6.1 or any of the Seller Documents shall survive the Closing for the Contract Survival Period (as defined in Section 10.3).

6.5 Purchaser’s Representations. Purchaser represents and warrants to Seller as follows:

(a) Purchaser is, and at the Closing shall be, a Delaware limited liability company authorized to transact business in the State of California. The sole member of Purchaser is Hudson L.P., whose general partner is Hudson Pacific Properties, Inc., a Maryland corporation (“Hudson Inc.”).

(b) Purchaser has the full legal right, power, authority and financial ability to execute and deliver this Contract, and all documents now or hereafter to be executed by it pursuant to this Contract (collectively, the “Purchaser Documents”), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Purchaser Documents, and no consent of any other party is required that has not heretofore been obtained.

(c) This Contract and the Purchaser Documents do not and will not contravene provisions of the charter documents, as amended, or bylaws, as amended, of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any laws applicable to Purchaser.

(d) There are no pending actions, suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

(e) Purchaser has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension, or composition to its creditors generally.

(f) This Contract is a valid and binding obligation of Purchaser.

(g) Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not knowingly engage in any dealings or transactions or be otherwise associated with such persons or entities. Notwithstanding anything contained herein to the contrary, for the purposes of this Section 6.5(g) the phrase “any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents” and all similar such phrases shall not include (i) any shareholder of Hudson Pacific Properties, Inc., (ii) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (iii) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Purchaser, Hudson L.P., or Hudson Inc., or the holder of any indirect interest in Purchaser.

Purchaser covenants and warrants that the representations in the preceding sentences of this Section 6.5 will be true on the Closing with respect to Purchaser or any permitted assignee of Purchaser.

7.	ONGOING OPERATIONS.

7.1 Leasing Practice.

(a) After the Effective Date, provided Purchaser is not in default, beyond any applicable notice and cure period, under this Contract or any of the Purchaser Documents, Seller shall not terminate, renew and/or make modifications to any of the Existing Space Leases, without the prior approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser agrees to grant or deny consent in writing (and provide, in reasonable detail, the reasons for any denial) within three (3) Business Days after Purchaser’s receipt of Seller’s request, which request shall contain copies of all material information related to such request and a summary of the material terms of the termination, renewal and/or modification of any Existing Space Lease. Purchaser’s failure to timely respond in writing to Seller’s request shall be deemed a consent to the proposed termination, renewal and/or modification of any Existing Space Lease.

(b) After the Effective Date, Seller may continue to grant consent or approval to a request made by a Space Tenant if such consent or approval is required to be granted pursuant to the applicable provisions of the Space Lease or if Seller is required to exercise reasonable judgment or discretion in determining whether to grant the consent or approval. In connection with any such request, Seller shall use its reasonable business judgment consistent with the prudent business practices of institutional landlords of first-class office buildings in the area of the Building. Except in the case of an emergency, Seller shall, prior to granting such consent or approval, notify Purchaser of the request made by a Space Tenant, which notice shall contain copies of all documents, if any, submitted by such Space Tenant in connection with the request. Purchaser agrees to advise Seller in writing, within three (3) Business Days (or such less time as may be reasonable based on the time period Seller has under the applicable Space Lease to respond to such request) after Purchaser’s receipt of Seller’s notice, whether Purchaser elects that the Space Tenant’s request be granted or denied (and provide, in reasonable detail, the reasons for any denial), which election shall be made in Purchaser’s reasonable judgment. Purchaser’s failure to timely respond in writing to Seller’s notice shall be deemed an election to consent to the proposed request.

(c) After the Effective Date, if Seller is not obligated to grant, or exercise reasonable judgment or discretion in determining whether to grant, consent or approval to a request made by a Space Tenant, then, provided Purchaser is not in default under this Contract or any of the Purchaser Documents, Seller shall, prior to granting such consent or approval, notify Purchaser of the request made by a Space Tenant, which notice shall contain copies of all documents, if any, submitted by such Space Tenant in connection with the request. Purchaser agrees to advise Seller in writing, within three (3) Business Days after Purchaser’s receipt of Seller’s notice, whether Purchaser elects that the Space Tenant’s request be granted or denied (and provide, in reasonable detail, the reasons for any denial), which election shall be made in Purchaser’s reasonable judgment. Purchaser’s failure to timely respond in writing to Seller’s notice shall be deemed an election to disapprove the proposed request.

(d) Purchaser acknowledges and agrees that no representation has been made and no responsibility has been assumed by Seller with respect to the continued occupancy of the

Property, or any part thereof, by the Space Tenants from and after the date hereof. Seller does not undertake or guarantee that the Space Tenants will be in occupancy from and after the date hereof. Prior to the Closing, Seller shall have the right, but not the obligation, to enforce its rights against the Space Tenants by summary proceeding, drawing down or application of security deposits or in any other manner. Except as provided in this Section 7.1 above and provided Purchaser is not in default under this Contract or any of the Purchaser Documents, Seller shall not terminate any Space Lease without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Seller shall be entitled, without the prior consent of Purchaser, to deliver a notice of default (without an election to terminate) under any Space Lease.

7.2 Personal Property. During the pendency of this Contract, Seller agrees not to transfer to any third party or remove any Personal Property owned by Seller which is included in this sale and material to the operation or maintenance of the Property and located in the Property unless such Personal Property is obsolete or replaced with a substantially similar item.

7.3 Employees. During the pendency of this Contract, Seller shall not hire any employees for whom Purchaser will have liability following the Closing.

7.4 Development Rights. During the pendency of this Contract, Seller shall not develop, sell, lease, transfer or otherwise encumber any development rights appurtenant to the Property that would materially and adversely affect the Property.

7.5 Tax Protest Proceedings. Seller shall have sole authority to prosecute, settle and withdraw proceedings to review any real estate tax assessment for the Property covering the fiscal years prior to and in which the Closing occurs. Purchaser acknowledges that it has no interest in any proceedings or refunds applicable to any fiscal tax year prior to the year in which the Closing occurs. The provisions of this Section shall survive the Closing.

7.6 Operation and Maintenance. From the Effective Date until the Closing, Seller shall operate and maintain the Property in the usual course of business and consistent with past practices, excepting normal wear and tear and loss or Casualty; provided, however, that Seller shall not make any capital expenditures without the prior approval of Purchaser (except in the case of an emergency), which approval may be withheld, conditioned or delayed in Purchaser’s sole and absolute discretion. In the event Purchaser shall approve such capital expenditure (or in the event of capital expenditures incurred in connection with an emergency), Purchaser shall reimburse Seller for the full amount of such capital expenditure at the Closing, subject to any reimbursement obligation of Seller pursuant to the provisions in the Lease. The provisions of this Section 7.6 shall survive the Closing or earlier termination of this Contract.

7.7 Existing Communication License Agreements.

(a) Provided Purchaser is not in default under this Contract or any of the Purchaser Documents, Seller shall not enter into new leases or license agreements, or terminate, renew and/or make modifications to the Existing Communication License Agreements (collectively, “New License Agreement(s)”) without the prior approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser agrees to grant or deny consent in writing (and provide, in reasonable detail, the reasons for any denial) within three (3) Business Days after Purchaser’s receipt of Seller’s request, which request shall contain copies of all material information related to such request and a summary of the material terms of the proposed New License Agreement. Purchaser’s failure to timely respond in writing to Seller’s request shall be deemed a consent to the proposed New License Agreement.

(b) Purchaser acknowledges and agrees that no representation has been made and no responsibility has been assumed by Seller with respect to the continued occupancy of the Property pursuant to the Existing Communication License Agreements or any New License Agreement from and after the date of this Contract. Seller does not undertake or guarantee that tenants and licensees under the Existing Communication License Agreements or any New License Agreement will be in occupancy from and after the date of this Contract. Prior to the Closing, Seller shall have the right, but not the obligation, to enforce its rights against the tenants and licensees under the Existing Communication License Agreements or any New License Agreement by summary proceeding, drawing down or application of security deposits or in any other manner. Except as provided in this Section 7.7 above and provided Purchaser is not in default under this Contract or any of the Purchaser Documents, Seller shall not terminate any Existing Communication License Agreement or any New License Agreements without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that Seller shall be entitled, without the prior consent of Purchaser, to deliver a notice of default (without an election to terminate) under any Existing Communication License Agreement or any New License Agreements.

8.	TITLE.

8.1 Title Report. All capitalized terms used in this Article 8 shall have the respective meanings given to them in the Access Agreement. Pursuant to the Access Agreement, Seller has delivered to Purchaser a Title Report issued by Title Company, accompanied by a copy of all recorded documents affecting the Real Property listed as exceptions in Schedule B of the Title Report, and a copy of the existing Survey of the Real Property. Prior to the Title Objection Date (as defined in the Access Agreement), Purchaser delivered a title objection letter dated November 10, 2010. All defects, encumbrances, encroachments or other matters affecting title that existed on the Title Objection Date and that were not timely objected to by Purchaser shall be deemed Permitted Exceptions.

8.2 Status of Title. Seller shall deliver and Purchaser shall accept title to the Property and consummate the transaction contemplated by this Contract subject to (a) the title exceptions set forth in Schedule B to this Contract, (b) title exceptions created or suffered by the Existing Space Tenants or Purchaser, (c) the title exceptions deemed Permitted Exceptions under Section 8.1 above, (d) any items or exceptions to title set forth on the Survey, and (e) such other title exceptions which Seller may, in accordance with the provisions of this Contract, cause the Title Company to omit from Purchaser’s title policy or affirmatively insure, without additional premium (unless paid by Seller) (the title exceptions, whether liens, encumbrances, defects, encroachments or other objections, described in (a), (b), (c), (d) and (e) herein are sometimes referred to collectively as “Permitted Exceptions”).

8.3 Non-Permitted Title Objections. If on the scheduled Closing, the Property is affected by any lien, encumbrance, defect, encroachment or objection that is not a Permitted Exception (collectively, “Non-Permitted Title Objections”), then in such event, Seller, at Seller’s election, may endeavor to remove or satisfy the same, and shall, for that purpose, upon Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, the Closing may be extended one or more times for a period not to exceed, in the aggregate, thirty (30) days beyond the date scheduled for Closing. If Seller elects not to, or cannot, remove or discharge any Non-Permitted Title Objections, Seller shall have no liability to Purchaser, but in such event, Purchaser may elect to terminate this Contract by notice given within five (5) Business Days after receipt of Seller’s notice that Seller elects not to, or cannot remove or discharge any Non-Permitted Title Objections, in which case Purchaser, as its sole and exclusive remedy, shall be entitled to terminate this Contract by notice given to Seller and Escrow Holder, in which event, this Contract shall terminate, and provided that Purchaser is not in default under the Access Agreement, Purchaser shall be entitled to the return of the Deposit, and the parties shall have no further obligations under this Contract, except for obligations that expressly survive the Closing or termination of this Contract. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. If Purchaser fails to timely cancel this Contract as provided in the preceding sentence, Purchaser shall accept such title as Seller can convey without any reduction in the Purchase Price. Anything in this Section to the contrary notwithstanding, any attempt by Seller to remove or discharge any Non-Permitted Title Objection shall not be deemed to be or create an obligation of Seller to remove or discharge the same.

9.	CLOSING.

9.1 Closing Date and Location. Subject only to the extensions expressly allowed to Seller elsewhere in this Contract, the conveyance of title to the Property (the “Closing”) shall take place, time being of the essence, on December 15, 2010 (the “Closing Date”). The parties shall submit reasonably acceptable escrow instructions that will provide, among other things, that the transfer documents will be released only upon Escrow Holder, on behalf of Seller, being unconditionally and irrevocably authorized to disburse the Purchase Price to Seller or as Seller may direct. Seller and Purchaser hereby designate Escrow Holder as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code.

9.2 Conditions Precedent.

(a) Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Property is subject to the fulfillment or waiver of each of the following conditions precedent:

(i) The Title Company shall be prepared to issue, upon payment of its regularly scheduled premium therefor, at the Closing, a ALTA Extended Coverage 2006 Owner’s Policy of Title Insurance with liability in the amount of the Purchase Price and with such CLTA endorsements, co-insurance and/or facultative reinsurance as Purchaser requests, provided that Purchaser’s requests as to such title matters shall be commercially reasonable, showing fee title to the Real Property vested in Purchaser, subject only to the Permitted Exceptions.

(ii) Seller shall have delivered all the documents and other items required pursuant to Section 9.4, and shall have performed all other covenants, undertakings and obligations, and complied with all provisions of and conditions required by this Contract or the Seller Documents to be performed or complied with by Seller at or prior to the Closing.

(iii) Subject to the provisions of Section 6.1, Section 6.2 and Section 6.3, the representations and warranties of Seller set forth in Section 6.1 or elsewhere in this Contract or the Seller Documents shall be true and correct as of the Closing, as if made on such date, except to the extent they relate only to an earlier date, provided that the foregoing condition shall be satisfied if such representations and warranties of Seller do not, when viewed in the aggregate as of the Closing Date, constitute Material Misrepresentations hereunder.

(iv) No Taking or Casualty Termination Event shall have occurred, giving rise to a right of Purchaser to terminate this Contract pursuant to Article 11, or if such a Taking or Casualty Termination Event shall have occurred, Purchaser shall not have elected to terminate this Contract as a result thereof. If the time period for Purchaser’s exercise of its termination right pursuant to Article 11 shall not have expired prior to the scheduled Closing Date, upon agreement by Seller and Purchaser, the Closing Date shall be postponed to a mutually acceptable date. If the parties do not agree to postpone the Closing Date, this Contract shall terminate, and neither party shall have any further rights or liabilities against or to the other, except for the Surviving Obligations, and provided that Purchaser is not in default under the Access Agreement, the Deposit shall be returned to Purchaser. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser.

(v) Seller shall use commercially reasonable efforts to deliver to Purchaser, not later than two (2) business days prior to the Closing Date, tenant estoppels in substantially the form attached hereto as Exhibit 7 and incorporated herein by reference (the “Approved Estoppel Form”) (modified to reflect the specific terms of the applicable Space Lease) or in the form required in the applicable Existing Space Lease, if any Existing Space Lease restricts the form of estoppel that the applicable Tenant is required to give (provided that, with respect to the lease with the Army Corp of Engineers (the “GSA Lease”), the General Services Administration (“GSA”) may deliver a statement of lease in the form customarily given by the GSA), for leases covering at least eighty percent (80%) of the rentable square feet of the Property (excluding the rentable square footage occupied by Seller and any vacant space) (the “Required Estoppels”), which Required Estoppels shall include estoppels from the following Existing Tenants: (1) McDonalds, and (2) the Army Corp of Engineers (the “Major Tenants”); provided, however, if Seller does not receive all Required Estoppels, then Seller shall have the right, but not the obligation, to satisfy the foregoing condition by executing a landlord estoppel certificate in the form of the Approved Estoppel Form attached hereto, adapted to reflect statements of Seller as Landlord, as opposed to statements of a Tenant (“Seller Estoppel”) for any such Required Estoppel not received; provided further, however, (A) a Seller Estoppel shall not be acceptable for a Major Tenant, and (B) in no event shall the aggregate square footage of all tenants for which a Seller Estoppel is to be delivered exceed ten percent (10%) of the rentable square feet of the Property (excluding the rentable square footage occupied by Seller and any vacant space). Seller’s obligation to deliver the Required Estoppels to Purchaser shall be known herein as the “Estoppel Condition.” Purchaser’s approval of the Required Estoppels and/or Seller Estoppels on the Approved Estoppel Form(s) shall not be withheld so long as no material defaults of Seller as Landlord or the applicable tenant are disclosed thereby and the information contained therein is in substantial conformity with the terms contained in the applicable Existing Space Lease. To the extent Seller delivers any Seller Estoppel and later delivers a Required Estoppel, in substantially the Approved Estoppel Form, in lieu thereof, Purchaser shall rely on such substituted Required Estoppel and Seller shall be relieved from any liability with respect to any matters, including any representations or warranties, set forth in the applicable Seller’s Estoppel. Seller’s failure to deliver the Required Estoppels will in no instance constitute a default by Seller under this Contract, and in the event of such failure Purchaser’s sole right will be either to terminate this Contract, in which case, provided that Purchaser shall not be in default under the Access Agreement, the Deposit will be returned to Purchaser, or to waive in writing the requirement for such Required Estoppels (to the extent not provided) and proceed with the Closing. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. After the Closing, Seller and Purchaser will reasonably cooperate with each other and the GSA to obtain the execution by the GSA of a novation agreement by and among the GSA, Seller and Purchaser regarding the GSA Lease in a form reasonably satisfactory to Seller and Purchaser (the “Novation Agreement”). In connection with the Novation Agreement, Purchaser and Seller shall provide such additional information to the GSA as is reasonably requested by the GSA. Purchaser acknowledges that it shall be reasonable for Seller to disapprove the proposed form of Novation Agreement if the same requires Seller to guarantee the payment of Purchaser’s liabilities or the performance of Purchaser’s obligations under the GSA Lease; provided, however, if the parties have been unable to obtain a Novation Agreement in a form reasonably satisfactory to Seller within sixty (60) days after the date that Purchaser delivers to the GSA all documentation required to be submitted in connection with the Novation Agreement, the parties agree promptly thereafter to execute and deliver a Novation Agreement in the form required by the GSA. The obligations of Seller and Purchaser under this Section 9.2(a)(v) shall survive the Closing.

(vi) Purchaser shall have obtained a Subordination, Non-Disturbance and Attornment Agreement executed by the GSA, in the form attached hereto as Exhibit 11 (the “GSA SNDA”).

(vii) Seller shall have deposited with Escrow Holder a Subordination, Non-Disturbance and Attornment Agreement executed in recordable form by Seller, as tenant, in the form attached as Exhibit H to the Lease (the “Bank SNDA”).

(b) Conditions to Seller’s Obligations. Seller’s obligation to sell the Property to Purchaser is subject to the fulfillment or waiver of each of the following conditions precedent:

(i) All of the representations and warranties of Purchaser set forth in Section 6.5 or elsewhere in this Contract or the Purchaser Documents shall be true and correct as of the Closing, as if made on such date, except to the extent they relate only to an earlier date.

(ii) Purchaser shall have delivered the funds required hereunder and all the documents to be executed by Purchaser set forth in Section 9.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Contract or the Purchaser Documents to be performed or complied with by Purchaser at or prior to the Closing.

(iii) No Casualty Termination Event shall have occurred, giving rise to a right of Seller to terminate this Contract pursuant to Section 11.2, or if such Casualty Termination Event shall have occurred, Seller shall not have elected to terminate this Contract as a result thereof. If the time period for Seller’s exercise of its termination right pursuant to Section 11.2 shall not have expired prior to the scheduled Closing Date, upon agreement by Seller and Purchaser, the Closing Date shall be postponed to a mutually acceptable date. If the parties do not agree to postpone the Closing Date, this Contract shall terminate, and neither party shall have any further rights or liabilities against or to the other, except for the Surviving Obligations, and provided that Purchaser is not in default under the Access Agreement, the Deposit shall be returned to Purchaser. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser.

(iv) On or prior to Closing Date, (1) Purchaser shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date, (2) Purchaser shall not have admitted in writing an inability to pay its debts as they mature, (3) Purchaser shall not have made a general assignment for the benefit of creditors, (4) Purchaser shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser, and (5) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, cancelled or terminated prior to the Closing Date.

(v) Seller shall have received satisfactory assurances that the GSA will, post-closing, execute and deliver a Novation Agreement in a form reasonably satisfactory to Seller.

(vi) Purchaser shall have deposited with Escrow Holder the Bank SNDA, executed in recordable form by Purchaser, as landlord under the Lease, and Barclays Bank PLC, as administrative agent for the mortgagee.

(c) Termination of Agreement for Failure of Conditions.

(i) Failure of Purchaser’s Conditions. If any one or more of the conditions to Purchaser’s obligations, as set forth in Section 9.2(a) or elsewhere in this Contract,

is not either fully performed, satisfied or waived in writing on or before the Closing Date, then Purchaser may elect to (A) waive such unsatisfied condition in which event, the Closing shall occur as provided in this Contract or (B) terminate this Contract by written notice to Seller. If Purchaser so elects to terminate this Contract, provided that Purchaser shall not be in default of its obligations under the Access Agreement, Purchaser shall be entitled to return of the Deposit, and this Contract, the Purchaser Documents, the Seller Documents, the Escrow and the rights and obligations of the parties hereunder shall terminate, except for the Surviving Obligations. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. Nothing contained in this paragraph shall be construed to limit Purchaser’s rights under Section 10.2 in the event that a condition to Purchaser’s obligations hereunder is not satisfied due to Seller’s default under this Contract or any of the Seller Documents.

(ii) Failure of Seller’s Conditions. If any one or more of the conditions to Seller’s obligations, as set forth in Section 9.2(b) or elsewhere in this Contract, is not either fully performed, satisfied or waived in writing on or before the Closing Date, then Seller may elect to (A) waive such unsatisfied condition whereupon the Closing shall occur as provided in this Contract or (B) terminate this Contract by written notice to Purchaser. If Seller elects to terminate this Contract, provided that if Purchaser shall not be in default of its obligations under the Access Agreement, Purchaser shall be entitled to return of the Deposit, and this Contract, the Seller Documents, the Purchaser Documents, the Escrow and the rights and obligations of the parties hereunder shall terminate, except for the Surviving Obligations. If Purchaser is in default under the Access Agreement at the time Purchaser elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. Nothing in this paragraph shall be construed to limit Seller’s rights under Section 10.1 in the event that a condition to Seller’s obligations hereunder is not satisfied due to Purchaser’s default under this Contract or any of the Purchaser Documents.

(iii) By Closing the sale of the Property hereunder, both Seller and Purchaser shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions contained in Sections 9.2(a) and 9.2(b).

9.3 Closing Expenses.

(a) Seller’s Expenses. Seller shall pay real property transfer taxes imposed by the City and County of San Francisco, California by reason of the transfer of the Real Property.

(b) Purchaser’s Expenses. Purchaser shall pay (i) all escrow and closing charges of the Title Company; (ii) all expenses relating to its inspection of the Property, including, but not limited to, engineering, environmental and property surveys, whether or not Purchaser closes title to the Property; (iii) the cost for all owner and loan title policy premiums, including extended coverage and any endorsements (other than endorsements which Seller elects to obtain to cure any Non-Permitted Title Objection); (iv) all costs incurred in connection with any financing obtained by Purchaser, including, but not limited to, mortgage recording fees and title insurance premiums; (v) all sales tax payable on the sale of the Personal Property to

Purchaser; and (vi) all recording costs. Purchaser agrees to cause such payment and returns to be timely delivered to the appropriate recording office immediately after the Closing; and Purchaser hereby indemnifies and holds harmless Seller from and against any interest or penalty charges imposed by reason of the untimely delivery to the appropriate recording officer of any of the returns or payments required under this Section 9.3(b).

(c) All other costs and expenses associated with the Closing shall be split between Seller and Purchaser as customary for buyers and sellers of commercial office buildings located in San Francisco, California. The provisions of this Section 9.3 shall survive the Closing or earlier termination of this Contract.

9.4 Closing Deliveries.

(a) At the Closing, unless expressly stated to the contrary herein, Seller shall deliver to Purchaser or Escrow Holder:

(i) the Grant Deed executed by Seller and acknowledged in the form annexed to this Contract as Exhibit 1;

(ii) the Assignment of the Space Leases and License Agreements executed by Seller in the form annexed hereto as Exhibit 2;

(iii) the Required Estoppels (to the extent obtained by Seller and provided that Seller’s failure to deliver the Required Estoppels shall not constitute a default by Seller under this Contract);

(iv) the Assignment of Permits, Guaranties and Warranties executed by Seller in the form annexed to this Contract as Exhibit 3;

(v) notice to the tenants under the Space Leases and the licensees under the License Agreements executed by Seller in the form annexed hereto as Exhibit 4 (which will be delivered to such tenants and licensees by Seller or its property manager unless otherwise mutually agreed to by Seller and Purchaser);

(vi) originals, or if originals are not available, copies of the Space Leases (which may be left at the Property);

(vii) originals, or if originals are not available, copies of the Service Contracts (which may be left at the Property), if any;

(viii) to the extent in Seller’s possession, the real estate tax bills for the Property for the then current real estate tax year (which may be left at the Property);

(ix) to the extent they are in Seller’s possession and were received within the six (6) months prior to the Closing (A) unless posted at the Real Property, all licenses and permits, authorizations and approvals pertaining to the Property and (B) all guaranties and warranties which Seller has received in connection with any work or services performed or equipment installed in and improvements erected on the Property (which may be left at the

Property), excluding guaranties and warranties relating to the equipment and improvements located in the premises under the Lease to the extent that Seller, as tenant under the Lease, is obligated to repair and maintain such equipment or improvements;

(x) the Bill of Sale, executed by Seller in the form of Exhibit 5 annexed to this Contract;

(xi) a copy of the keys, combinations and codes to all locks and security devices to the Property in Seller’s possession, excluding keys, combinations and codes to areas designated by Seller as “Secured Areas” under the Lease;

(xii) an update of Seller’s representations, dated as of the Closing Date, executed by Seller in accordance with Section 6.3 above;

(xiii) a Withholding Exemption Certificate Form 593 in accordance with California Revenue and Taxation Code §18662 executed by Seller;

(xiv) a Certification of Non-Foreign Status in accordance with Internal Revenue Code Section 1445 executed by Seller;

(xv) the Lease, by and between Purchaser, as landlord, and Seller, as tenant, in the form annexed to this Contract as Exhibit 8, executed by Seller;

(xvi) the Memorandum of Lease, in the form attached to the Lease, executed by Seller in recordable form;

(xvii) such evidence of Seller’s organizational authority as may be required by the Title Company;

(xviii) the Bank SNDA, executed in recordable form by Seller, as tenant under the Lease;

(xix) the Management Agreement, in the form annexed to this Contract as Exhibit 9, executed by Seller;

(xx) the Engineering Agreement, in the form annexed to this Contract as Exhibit 10, executed by Seller; and

(xxi) the letter agreements, in the form annexed to this Contract as Exhibits 12-1, 12-2, 12-3, 12-4 and 12-5.

(b) At the Closing, Purchaser shall deliver to Seller or Escrow Holder:

(i) the balance of the Purchase Price as provided in Article 3 of this Contract;

(ii) the Assignment of the Space Leases and License Agreements executed by Purchaser in the form annexed hereto as Exhibit 2;

(iii) notice to the tenants under the Space Leases and licensees under the License Agreements executed by Purchaser in the form annexed hereto as Exhibit 4;

(iv) the Assignment of Permits, Guaranties and Warranties executed by Seller in the form annexed to this Contract as Exhibit 3;

(v) a Preliminary Change of Ownership Report executed by Purchaser;

(vi) the Transfer Tax Affidavit executed by Purchaser in the form required by the Office of the Assessor – Recorder of the City and County of San Francisco, showing a transfer tax due of One Million Two Hundred Ninety Thousand Dollars ($1,290,000.00).

(vii) the Lease, by and between Purchaser, as landlord, and Seller, as tenant, in the form annexed to this Contract as Exhibit 8, executed by Purchaser;

(viii) the Memorandum of Lease, in the form attached to the Lease, executed by Purchaser in recordable form;

(ix) such evidence of Purchaser’s organizational authority as may be required by the Title Company;

(x) an update of Purchaser’s representations, dated as of the Closing Date;

(xi) the Bank SNDA, executed in recordable form by Purchaser, as landlord under the Lease, and Barclays Bank PLC, as administrative agent for the mortgagee;

(xii) the GSA SNDA, executed by Purchaser, as lessor, and Barclays Bank PLC, as administrative agent for the mortgagee, and the GSA (provided that the failure to deliver such GSA SNDA shall not constitute a default on the part of Purchaser or a condition to Seller’s obligation to sell the Property to Purchaser);

(xiii) the Management Agreement, in the form annexed to this Contract as Exhibit 9, executed by Purchaser;

(xiv) the Engineering Agreement, in the form annexed to this Contract as Exhibit 10, executed by Purchaser; and

(xv) the letter agreements, in the form annexed to this Contract as Exhibits 12-1, 12-2, 12-3, 12-4 and 12-5.

9.5 Apportionments and Reimbursements. The following adjustments shall be made with respect to the Property, and the following procedures shall be followed:

(a) General.

(i) Preparation of Prorations. Seller and Purchaser acknowledge that the parties’ obligations for expenses related to the Property from and after the Closing shall be governed pursuant to the terms of the Lease, and, as a result, there will be few expense prorations at the Closing. At least two (2) days before the Closing Date, Seller shall prepare and deliver, or cause Escrow Holder to prepare and deliver, to Purchaser an unaudited statement for the Property (the “Preliminary Proration Statement”) showing prorations for the items set forth below, calculated as of 11:59 p.m. on the day preceding the Closing Date, on the basis of a 365-day year. Notwithstanding the foregoing, in the event Seller (or its designee) does not receive the funds to be wired pursuant to Article 3 above by 3:00 P.M. Pacific Time on the Closing Date, then in such event, the items set forth in this Section shall be apportioned as of 11:59 P.M. on the Closing Date based upon the respective party’s period of ownership for the item being apportioned. Purchaser and its representatives shall be afforded reasonable access to Seller’s books and records with respect to the Property and Seller’s work papers pertaining to the Preliminary Proration Statement to confirm the accuracy of the Preliminary Proration Statement. Purchaser and Seller shall reasonably agree upon any adjustments to be made to the Preliminary Proration Statement before the Closing, and at the Closing, Purchaser or Seller, as applicable, shall receive a credit equal to the net amount due Purchaser or Seller, as applicable, pursuant to the Preliminary Proration Statement as finally agreed upon by Purchaser and Seller. The items to be covered by the Preliminary Proration Statement are as follows:

A. rents, including percentage rents (if any), escalation charges for real estate taxes, parking charges, marketing fund charges, operating expense prepayments and reimbursements from Space Tenants, maintenance escalation rents or charges, costs-of-living increases or other charges of a similar nature, if any, and any additional charges, and expenses (collectively, “Additional Rents”) payable under the Space Leases (but only to the extent collected before the Closing Date); provided that if any of the foregoing are not finally adjusted between Seller and a Space Tenant, as applicable until after the preparation of the Preliminary Proration Statement then proration of such items shall be subject to adjustment pursuant to Section 9.5(b);

B. non-delinquent real property taxes and assessments except to the extent reimbursable by the Space Tenants under its Space Leases; provided that if the real property tax assessment for the fiscal year in which the Closing occurs has not been issued as of the Closing Date, real property taxes shall be prorated based on the most recent assessed value of the Property, multiplied by the current tax rate, and such tax proration shall be subject to adjustment pursuant to subparagraph (iv) of this Section 9.5(a);

C. water, sewer and utility charges not payable by a Space Tenant;

D. amounts payable under the Service Contracts, if any;

E. permits, licenses and/or inspection fees (calculated on the basis of the period covered), but only to the extent transferred to Purchaser; and

F. any other expenses normal to the operation and maintenance of the Property, excluding insurance.

(ii) Principles of Prorations; Collections and Payments. Subject to the prorations to be made pursuant to this Section 9.5, after the Closing, Purchaser shall collect all revenues and, subject to Seller’s obligations under the Lease, pay all expenses with respect to the Property, even if such revenues and expenses relate to periods before the Closing; provided however, if any tenant under a Space Lease or licensee under a License Agreement sends payments to Seller after the Closing, Seller shall deposit such payments to its bank account, and promptly after such payment has cleared, pay to Purchaser any portion of such payment to which Purchaser is entitled under the provisions of this Section 9.5. Purchaser shall use reasonable efforts consistent with prudent business practices to collect rents or other amounts payable under the Space Leases and the License Agreements that were delinquent or due to Seller and attributable to Seller’s period of ownership. To the extent such delinquent rents and other amounts are collected by Purchaser, Purchaser may deduct from the amount owed to Seller an amount equal to the attorneys’ fees and costs actually incurred by Purchaser in collecting such rents and other amounts due to Seller. Subject to the foregoing sentence, any rent or other payment collected after the Closing from any tenant under a Space Lease or licensee under a License Agreement that owed a payment that was delinquent as of the Closing Date shall be applied first, to the applicable party’s unpaid monetary obligations with respect to any periods from the Closing Date through the end of the month in which such payment is made, in such order as Purchaser may elect, until such monetary obligations have been paid in full; any remaining amount of such payment shall be paid over to Seller, for application against such party’s delinquent monetary obligations with respect to any periods before the Closing Date, in such order as Seller may elect, until such delinquent monetary obligations have been paid in full; and any remaining amount of such payment shall be retained by Purchaser for application against such party’s future obligations. Notwithstanding anything contained in this Contract to the contrary, after the Closing Date, Seller shall retain the right to bring or continue actions or proceedings against the tenants under the Space Leases and licensees under the License Agreements to collect any delinquencies to which Seller is entitled to receive and Purchaser shall be deemed to have assigned to Seller the exclusive right, at any time after the Closing Date, to file proofs of claim and to commence or continue any actions or proceedings to collect any pre-petition rent, pre-petition additional rent, pre-petition rejection damages under Section 365 of the Bankruptcy Code, and/or post petition administration expense claims, for any and all damages which arise or accrue prior to the Closing Date, and to retain any sums collected in connection therewith; provided, however, Seller shall not pursue any legal action to terminate a Space Lease or a License Agreement. In addition, in calculating the prorations pursuant to this Section 9.5, Seller shall receive a credit in the amount of any utility, municipality or other deposits relating to the Property made by Seller and which are assigned to Purchaser at the Closing. Seller shall be entitled to a refund of any deposits not assigned to Purchaser.

(iii) Security Deposits. At the Closing, Seller shall assign and deliver to Purchaser all prepaid rent and security deposits actually received by Seller pursuant to any of the Space Leases or License Agreements, less any portions thereof applied in accordance with the respective Space Leases or License Agreements.

(iv) Post-Closing Adjustments. Notwithstanding anything to the contrary contained in this Section 9.5, (A) if the amount of the real property taxes and assessments payable with respect to the Property for any period before Closing is determined to be more than the amount of such real property taxes and assessments that is prorated herein (in the case of the current year) or that was paid by Seller (in the case of any prior year), due to a reassessment of the value of the Property or otherwise, Seller and Purchaser shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts, and Seller shall pay to Purchaser any increase in the amount of such real property taxes and assessments applicable to any period before Closing; provided, however, that Seller shall not be required to pay to Purchaser any portion of such increase that is payable by Space Tenants; and (B) if the amount of the real property taxes and assessments payable with respect to the Property for any period before Closing is determined to be less than the amount of such real property taxes and assessments that is prorated herein (in the case of the current year) or that was paid by Seller (in the case of any prior year), due to an appeal of the taxes by Seller, a reassessment of the value of the Property or otherwise, Seller and Purchaser shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts, and (1) Purchaser shall pay to Seller any refund received by Purchaser representing such a decrease in the amount of such real property taxes and assessments applicable to any period before Closing; provided, however, the Purchaser shall not be required to pay to Seller any portion of such refund which is payable to Space Tenants; and (2) Seller shall be entitled to retain any refund received by Seller representing such a decrease in the amount of such real property taxes and assessments applicable to any period before Closing; provided, however, that Seller shall pay to Purchaser that portion of any such refund that is payable to Space Tenants. Each party shall give notice to the other party of any adjustment of the amount of the real property taxes and assessments payable with respect to the Property for any period before Closing within thirty (30) days after receiving notice of any such adjustment.

(b) Post-Closing Reconciliation.

(i) Certain Delayed Prorations. If any Space Tenants are required to pay Additional Rents, then, with respect to those Additional Rents which are not finally adjusted until after the preparation of the Preliminary Proration Statement pursuant to Section 9.5(a) above, Purchaser shall submit to Seller, no later than June 1, 2011, an unaudited statement for the Property (a “Supplemental Proration Statement”) covering any such Additional Rents or any other items which have been finally adjusted between Purchaser and the applicable party for the 2010 calendar year (or if the applicable fiscal year is other than a calendar year, within ninety (90) days after the end of the applicable fiscal year), containing a calculation of the prorations of such Additional Rents and such other items, prepared based on the principles set forth in Section 9.5(a) above, provided that in making such adjustment, the parties shall exclude any Additional Rents arising from increased real property taxes for the Property to the extent such increase results from Purchaser’s purchase of the Property. In order to enable Purchaser to make any year-end reconciliations of Additional Rents, within ninety (90) days after the Closing, Seller shall deliver to Purchaser a final statement of (i) all operating expenses for the Property which are actually paid by Seller and permitted to be passed through to Space Tenants, as applicable, with respect to the portion of the 2010 calendar year occurring prior to the Closing (“Seller’s 2010 Actual Operating Expenses”), together with copies of all documentation evidencing Seller’s 2010 Actual Operating Expenses, including copies of third-party invoices and copies of Seller’s books and records applicable thereto, and (ii) all estimated payments of Additional Rents received by Seller with respect to the portion of the 2010 calendar year occurring prior to the Closing. If Additional Rents for the 2010 calendar year have not been finally adjusted between Seller and a Space Tenant, as applicable, as of the Closing, Seller shall retain all rights and obligations with respect to the adjustment thereof directly with the applicable party following the Closing, subject to the provisions of Section 9.5(a)(iv) above. Without limiting the generality of the foregoing, but subject to the provisions of Section 9.5(a)(iv) above, Seller shall retain all rights to bill and collect any additional amounts owing with respect to Additional Rents for the 2010 calendar year, and shall remain obligated to pay any refund owing to any party for overpayment of Additional Rents for the 2010 calendar year.

(ii) Audit Rights for Supplemental Proration Statements. Seller and its representatives shall be afforded the opportunity to review all underlying financial records and work papers pertaining to the preparation of all Supplemental Proration Statements, and Purchaser shall permit Seller and its representatives to have full access to the books and records in the possession of Purchaser or any party to whom Purchaser has given custody of the same relating to the Property to permit Seller to review the Supplemental Proration Statements. Any Supplemental Proration Statement prepared by Purchaser shall be final and binding for purposes of this Contract unless Seller shall give written notice to Purchaser of disagreement with the prorations contained therein within forty-five (45) days following Seller’s receipt of such Supplemental Proration Statement, specifying in reasonable detail the nature and extent of such disagreement. If Purchaser and Seller are unable to resolve any disagreement with respect to any Supplemental Proration Statement within ten (10) Business Days following receipt by Purchaser of the notice referred to above, either party may pursue any remedy available for the resolution of such dispute.

(iii) Payments for Adjustments. Any net credit due Seller or Purchaser, as the case may be, shall be paid to Seller or Purchaser, as the case may be, within seventy-five (75) days after the delivery of a Supplemental Proration Statement to Seller, or unless Seller notifies Purchaser of a disagreement with respect to any such statement as provided in Section 9.5(b)(ii) above, in which case such payment (less a hold back sufficient to cover the amount of the disagreement) shall be made within fifteen (15) days after Seller notifies Purchaser of such disagreement, and any further payment due after such disagreement is resolved shall be paid within fifteen (15) days after the resolution of such disagreement.

(c) Survival. The obligations of Seller and Purchaser under this Section 9.5 shall survive the Closing.

10.	REMEDIES.

10.1 Purchaser’s Default. If Purchaser should default under this Contract or any of the Purchaser Documents, including, but not limited to, the Access Agreement, Seller may elect to terminate this Contract by giving notice to Purchaser and Escrow Holder. The parties acknowledge that the damages that Seller will sustain as a result of such default will be substantial, but will be difficult to ascertain. Accordingly, the parties agree that if Seller shall elect to terminate this Contract as a result of Purchaser’s default, Escrow Holder is hereby directed to pay the Deposit to Seller, who shall retain the Deposit as and for its liquidated damages, in which event this Contract, the Seller Documents and the Purchaser Documents shall be null and void and of no further force or effect, except for the Surviving Obligations.

THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, PRIOR TO SIGNING THIS CONTRACT, THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY SELLER IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS CONTRACT. THEREFORE, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT, WHICH AMOUNT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS UNDER THIS CONTRACT. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE §3275 OR §3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER UNDER CALIFORNIA CIVIL CODE §§1671, 1676 AND 1677.

NOTHING CONTAINED IN THIS SECTION 10.1 SHALL SERVE TO WAIVE OR OTHERWISE LIMIT (1) SELLER’S REMEDIES OR DAMAGES FOR CLAIMS OF SELLER AGAINST PURCHASER WITH RESPECT TO ANY OBLIGATIONS OF PURCHASER THAT, BY THE TERMS OF THIS CONTRACT, SURVIVE THE CLOSING OR ANY TERMINATION OF THIS CONTRACT BEFORE THE CLOSING, INCLUDING, BUT NOT LIMITED TO, PURCHASER’S INDEMNIFICATION OBLIGATIONS UNDER THE ACCESS AGREEMENT (INCLUDING ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES OF ENFORCING SUCH INDEMNIFICATION OBLIGATIONS), OR (2) SELLER’S RIGHTS TO OBTAIN FROM PURCHASER ALL COSTS AND EXPENSES OF ENFORCING THE LIQUIDATED DAMAGE PROVISION CONTAINED IN THIS SECTION 10.1, INCLUDING ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 13.3 BELOW.

THE PARTIES AGREE THAT SELLER WOULD SUFFER MATERIAL INJURY OR DAMAGE NOT COMPENSABLE BY THE PAYMENT OF MONEY IF PURCHASER WERE TO BREACH OR VIOLATE ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 13.6 OF THIS CONTRACT. ACCORDINGLY, NOTWITHSTANDING THE PROVISIONS OF THIS SECTION 10.1 ABOVE, IN ADDITION TO ALL OTHER REMEDIES THAT SELLER MAY HAVE, SELLER MAY BRING AN ACTION IN EQUITY OR OTHERWISE FOR SPECIFIC PERFORMANCE TO ENFORCE COMPLIANCE WITH SUCH SECTION, OR AN INJUNCTION TO ENJOIN THE CONTINUANCE OF ANY SUCH BREACH OR VIOLATION THEREOF. PURCHASER AGREES TO WAIVE ANY REQUIREMENT FOR A BOND IN CONNECTION WITH ANY SUCH INJUNCTIVE OR OTHER EQUITABLE RELIEF.

ACKNOWLEDGMENT AS TO ACCEPTANCE OF THE IMMEDIATELY PRECEDING LIQUIDATED DAMAGES PROVISION:

Purchaser’s Initials	Seller’s Initials

10.2 Seller’s Default. If Seller should default under this Contract or any of the Seller Documents (as opposed to failure of the Closing to occur due to the failure of a condition precedent to Purchaser’s obligations hereunder that is not caused by a default of Seller), Purchaser, as its sole and exclusive remedies, shall be entitled to: (a) terminate this Contract by giving notice to Seller and Escrow Holder prior to the scheduled Closing Date; (b) subject to the penultimate sentence of this Section 10.2, bring an action against Seller for specific performance; or (c) waive the condition and proceed to the Closing of Escrow, without any adjustment in the Purchase Price. If Purchaser so elects to terminate this Contract, this Contract, the Seller Documents and the Purchaser Documents shall be null and void and of no further force or effect, except for the Surviving Obligations, and provided that Purchaser shall not be in default under the Access Agreement, Purchaser shall be entitled to (i) the return of its Deposit and (ii) payment of its reasonable, documented out-of-pocket expenses incurred in connection with this transaction; provided, however, that Seller’s obligation to reimburse Purchaser for such out-of-pocket expenses shall not exceed an aggregate amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (“Purchaser’s Transaction Expenses”). If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. Notwithstanding anything to the contrary set forth in this Contract, as material consideration to Seller’s entering into this Contract with Purchaser, except with respect to any default by Seller under Sections 9.4(a)(i), (ii), (iv), (v), (xii), (xiii), (xiv), (xv), (xvi), (xvii), or (xviii) or a default under Section 9.5(a), Purchaser waives any right: (A) to pursue an action for the specific performance of this Contract; and (B) to record or file a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Real Property. In no event shall Seller be liable to Purchaser for any actual, punitive, speculative, consequential or other damages of any kind.

10.3 Post-Closing Limitation on Seller Liability. Notwithstanding anything to the contrary contained in this Contract, no claim for a breach of any representation or warranty, or default in the performance of any covenant or agreement of Seller under this Contract, the Access Agreement, or any other Seller Documents, or the Purchaser Documents, shall be actionable or payable if the breach or default in question results from or is based on a condition, state of facts or other matter which Purchaser knew or is deemed to have known prior to the Closing. Further, if the Closing shall have occurred and Purchaser shall not have waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, the aggregate liability of Seller arising out of or in connection with this Contract, the Seller Documents or the Purchaser Documents, including, but not limited to, liability for breach of any representations or warranties, or default in the performance of any covenants or other obligations of Seller (whether express or implied), or Seller’s failure to disclose any condition, fact or other matter, but excluding any breach of a Seller Estoppel, shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (“Seller’s Liability Cap”), provided that except as set forth in the next succeeding sentence, the foregoing is not intended to limit Purchaser’s rights of recovery for damages suffered by Purchaser as a result of Seller Knowledge Individuals intentionally and actively concealing from Purchaser material information regarding the Property that Purchaser does not know and is not deemed to have known prior to Closing. Without limiting the foregoing, Seller’s liability to Purchaser under this Contract, the Seller Documents and the Purchaser Documents shall be limited to Purchaser’s actual direct damages, and in no event shall Seller be responsible or liable for consequential, punitive or indirect damages suffered or incurred by Purchaser or any Purchaser Representatives. Purchaser agrees to first seek recovery under any insurance policies or third party contracts prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies or third party contracts. In no event shall Seller be liable for any consequential or punitive damages or for any damages in excess of Seller’s Liability Cap. Further, if Purchaser shall not have previously waived, relinquished or released its rights with respect to such action pursuant to Section 5.2 above or otherwise, any action against Seller arising out of or in connection with this Contract (including, but not limited to, the representations made by Seller in Section 6.1), the Seller Documents or the Purchaser Documents must be commenced, if at all, prior to the first (1st) anniversary of the Closing Date (“Contract Survival Period”), and Purchaser is absolutely barred from commencing any actions against Seller after the Contract Survival Period. Purchaser acknowledges that Seller has a substantial interest in limiting the time period for which Seller must reserve for contingent liability relating to sale of the Property to Purchaser, and that one (1) year provides Purchaser with a commercially reasonable period of time to discover any potential claims against Seller. Accordingly, as material consideration to Seller for entering into this Contract, and after consulting with legal counsel, Purchaser agrees that no action arising out of or in connection with this Contract, the Seller Documents or the Purchaser Documents may be commenced after the Contract Survival Period, and Purchaser knowingly waives the longer time period that would be afforded Purchaser to commence an action under the applicable statute of limitations.

10.4 Survival. The terms and conditions under this Article 10 shall survive the Closing.

11.	RISK OF LOSS.

11.1 Condemnation. If, at any time prior to the Closing Date, all or any portion of the Real Property shall be taken in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority or shall be the subject of a duly noticed hearing held by any such authority relating to a pending taking in the exercise of the power of condemnation or eminent domain (a “Taking”), then Purchaser may cancel this Contract by written notice given to Seller within ten (10) days after receipt of notice from Seller of such Taking, in which event this Contract shall be deemed cancelled and of no force and effect and neither party shall have any further obligations or liabilities against or to the other, except that, provided that Purchaser shall not be in default under the Access Agreement, Seller shall cause the return of the Deposit to Purchaser. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. If Purchaser does not elect to terminate this Contract in the case of a Taking, as provided above, then this Contract shall remain in full force and effect and on the Closing either (a) Purchaser shall be entitled to any condemnation award to be granted and Seller shall assign all of its right, title and interest to such award to Purchaser, or (b) if such award shall have been paid to Seller, the Purchase Price shall be reduced by the amount thereof. Seller agrees to deliver promptly after receipt thereof any and all written notices of a Taking received by Seller after the date hereof.

11.2 Destruction or Damage. In the event that the Real Property, or any part thereof, shall be damaged or destroyed by fire or any other casualty (“Casualty”) prior to the Closing Date, Seller shall give Purchaser prompt written notice of such event together with an estimate of the cost and time to restore prepared by an independent insurance examiner or engineer selected by Seller. If the Casualty will require more than Two Million and 00/100 Dollars ($2,000,000.00) to repair (a “Casualty Termination Event”), Purchaser may cancel this Contract by giving notice to Seller within ten (10) days after receipt of notice from Seller specifying the Casualty Termination Event, in which event this Contract shall terminate and neither party shall have any further rights or liabilities against or to the other, except for the Surviving Obligations, and provided that Purchaser is not in default under the Access Agreement, Seller shall cause the return of the Deposit to Purchaser. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. In addition, in the event of a Casualty Termination Event, Seller may cancel this Contract by giving notice to Purchaser within twenty (20) days after the Casualty Termination Event, in which event this Contract shall terminate, and neither party shall have any further rights or liabilities against or to the other, except for the Surviving Obligations, and provided that Purchaser is not in default under the Access Agreement, Seller shall cause the return of the Deposit to Purchaser. If Purchaser is in default under the Access Agreement at the time Purchaser so elects to terminate this Contract, Seller shall be entitled to instruct Escrow Holder to first deduct from the Deposit and to pay to Seller the Default Deduction, before paying the balance of the Deposit, if any, to Purchaser. If there is no Casualty Termination Event, or if there is a Casualty Termination Event, but neither Purchaser nor Seller timely elects to cancel this Contract, then (a) this Contract shall remain in full force and effect, and, at Seller’s election, Seller, at Seller’s expense, shall either (i) repair or restore the damage to the Building resulting from the Casualty, or (ii) transfer to Purchaser the amount of the loss (including any deductible) that would have been covered by a special form causes-of-loss (“all risk”) property insurance policy covering the full replacement cost valuation of the Building, and Purchaser shall use such funds to repair and restore the Building, and (b) the respective rights and obligations of the parties after the Closing shall be governed by Article 13 of the Lease.

12.	PURCHASER’S REVIEW.

12.1 Investigation By Purchaser. Purchaser acknowledges that pursuant to the Access Agreement, Seller has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property, and Seller has provided Purchaser with the documents and materials listed on Schedule H attached hereto (the “Property Information”). Purchaser acknowledges and agrees that: (a) the Property Information delivered or made available to Purchaser and Purchaser’s Representatives by Seller, or any of its employees, agents or representatives may have been prepared by third parties; (b) Seller has not made any independent investigation or verification of, or has no knowledge of, the accuracy or completeness of, the Property Information, and the Property Information is provided to Purchaser expressly subject to errors, omissions or change of status; (c) the Property Information delivered or made available to Purchaser and Purchaser’s Representatives is furnished to each of them at the request, and for the convenience of, Purchaser, and Purchaser agrees that Seller shall not have any liability to Purchaser or Purchaser’s Representatives resulting from Purchaser’s use of or reliance upon the Property Information; (d) except for Seller’s express representations and warranties contained herein, Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of Purchaser’s Representatives and is not relying in any way on the Property Information furnished by Seller, or any of its employees, agents or representatives; (e) except as to Seller’s express representations and warranties contained herein, Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information and Purchaser releases Seller, and its employees, agents and representatives, from any and all liability with respect thereto; and (f) delivery of the Property Information to Purchaser shall in no way be construed as creating any warranties or representations, express or implied, as to the existence or non-existence, or nature of, any hazardous or toxic substance in, under or on the Property, and Purchaser is hereby advised to obtain advice from professional consultants and/or attorneys with respect to hazardous and toxic substances prior to deciding whether to purchase the Property.

12.2 Environmental Matters. Purchaser acknowledges and agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Real Property is to obtain the environmental report or reports that Seller has provided to Purchaser, if any, and that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in solely relying upon said inquiry and investigation.

12.3 Natural Hazards Matters. Seller is, or may be, required under California law to disclose if the Real Property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency (Government Code Section 8589.3); (b) an area of potential flooding shown on a dam failure inundation map (Government Code Section 8589.4); (c) a very high fire hazard severity zone (“Fire Hazard Severity Zone”) (Government Code Section 51183.5); (d) a wildland area that may contain substantial forest fire risks and hazards (“Wildland Fire Zone”) (Public Resources Code Section 4136); (e) an earthquake fault zone (Public Resources Code Section 2621.9); or (f) a seismic hazard zone (Public Resources Code Section 2694). Purchaser acknowledges and understands that: (i) if the Real Property is located in a Fire Hazard Severity Zone, the owner is subject to the maintenance requirements of Government Code Section 51182; and (ii) if the Real Property is located in a Wildland Fire Zone, it is subject to the maintenance requirements of Public Resources Code Section 4291, and it is not the State of California’s responsibility to provide fire protection services to any building or structure located within a Wildland Fire Zone unless the Department of Forestry and Fire Protection has entered into a cooperative agreement with a local agency for those purposes pursuant to Public Resources Code Section 4142. In addition, if the Real Property is situated in one or more of the hazard zones described above, Purchaser’s ability to develop the Real Property, obtain insurance, or receive assistance after a disaster may be limited. Purchaser further acknowledges that the maps on which the natural hazard disclosures are based only estimate where natural hazards exist, and are not definitive indicators of whether or not a property will be affected by a natural disaster. Seller has employed the services of Disclosure Source (which, in such capacity is herein called “Natural Hazards Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purpose of enabling each of Seller and Seller’s Broker to fulfill the foregoing disclosure obligations. Purchaser acknowledges receipt of a copy of the Natural Hazards Disclosure Report (“Natural Hazards Report”) prepared by the Natural Hazards Expert. Purchaser acknowledges that the Natural Hazards Report deals with matters within the scope of the Natural Hazards Expert’s professional license or expertise, and neither Seller nor Seller’s Broker shall be liable for any error, inaccuracy or omission of any information relating to natural hazards disclosures not within its personal knowledge. In addition, Purchaser acknowledges that Seller has delivered to Purchaser The Commercial Property Owner’s Guide to Earthquake Safety, published by the State of California Seismic Safety Commission, which informs property owners generally of the risks attendant to earthquakes and the effect earthquakes could have on their property. Except as expressly provided herein, Seller is making and has made no representations regarding the seismic, geologic or other natural hazards affecting the Real Property, or the effect thereof on the future use or development of the Real Property, and Purchaser should make its own inquiry and investigation of such hazards. Further, Purchaser hereby waives, to the fullest extent permitted by law, any disclosure requirements relating to seismic, geologic and other natural hazards imposed on Seller by California law.

12.4 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall, at no material cost to Seller, reasonably cooperate with Purchaser to provide Purchaser access to such factual information concerning the operation of the Property as may be reasonably requested by Purchaser, and in the possession or reasonable control of Seller, or its property manager or accountants, to enable Purchaser or its affiliates to prepare audited financial statements as may be required by the Securities and Exchange Commission. At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Ernst & Young LLP or any successor auditor selected by Purchaser) to conduct an audit of the statement of revenue and expenses of the Property for calendar years 2009 and 2010, and shall cooperate (at no material cost to Seller) with Purchaser’s auditor in the conduct of such audit and review. Purchaser acknowledges that nothing contained in this Section 12.4 shall be construed to require Seller to make copies of any books or records for Purchaser or its auditors or to make books and records available for inspection other than in the location where such books and records are normally kept by Seller.

12.5 Survival. The provisions of this Article 12 shall survive the Closing or termination of this Contract.

13.	MISCELLANEOUS.

13.1 Brokers.

(a) Seller represents and warrants to Purchaser that Seller has not dealt with any broker or real estate consultant other than Cushman & Wakefield of California, Inc. (“Seller’s Broker”) in connection with the transaction contemplated by this Contract. Seller agrees to pay all fees, commissions or other charges due to Seller’s Broker, if, as and when there is a Closing hereunder, pursuant to Seller’s separate agreement with Seller’s Broker. Seller shall indemnify and hold Purchaser free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by Purchaser arising from a misrepresentation or a breach of any covenant made by Seller pursuant to this Section.

(b) Purchaser represents and warrants to Seller that Purchaser has not dealt with any broker or real estate consultant other than Seller’s Broker. Purchaser shall indemnify and hold Seller free and harmless from and against any liabilities, damages, costs or expenses

(including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by Seller arising from a misrepresentation or a breach of any covenant made by Purchaser pursuant to this Section.

(c) The provisions of this Section 13.1 shall survive the Closing or termination of this Contract.

13.2 Assignment of this Contract. This Contract may not be assigned by Purchaser without the consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion; provided, however, that Purchaser shall be entitled to assign this Contract to a single purpose limited liability company wholly owned by Purchaser (“Purchaser Affiliate”). A direct or indirect transfer, sale or assignment of the majority stock interest in a corporate purchaser or the majority membership interest in a limited liability company purchaser or the majority or any general partnership interest of a partnership purchaser shall constitute an assignment of this Contract, which assignment or attempted assignment shall be voidable by Seller if made without the written consent of Seller. No assignment of this Contract, including to a Purchaser Affiliate, shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment, including, but not limited to, Purchaser’s obligation to pay New Space Lease Compensation to Seller after the Closing Date. The provisions of this Section 13.2 shall survive the Closing or termination of this Contract.

13.3 Attorneys’ Fees. If either party institutes a legal proceeding against the other party in connection with this Contract, the losing party in such proceeding shall reimburse the prevailing party all reasonable attorneys’ fees paid by the prevailing party in connection with such proceeding. The provisions of this Section shall survive the Closing or termination of this Contract. In addition, the losing party shall also pay the attorney’s fees and costs incurred by the prevailing party in any post-judgment proceedings to collect and enforce the judgment. This provision is separate and several and shall survive the merger of this Contract into any judgment on this Contract. For purposes of this Contract, reasonable fees of attorneys of Seller’s in-house Legal Department shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the subject matter area of the law for which Seller’s in-house attorneys’ services were rendered who practice in the City of San Francisco in law firms with approximately the same number of attorneys as employed by Seller’s Legal Department. The provisions of this Section 13.3 shall survive the Closing or termination of this Contract.

13.4 Notices. All notices hereunder to Seller or Purchaser shall be sent by personal delivery, certified mail, return receipt requested, or Federal Express or other national courier service which obtains a signature upon delivery, addressed to such party at the address(es) of such party set forth below or at such other address(es) as such party shall designate from time to time by notice to the other party:

SELLER:

Bank of America, National Association

Sherrill Building, 6th Floor

Mail Code NC2-109-06-05

13510 Ballantyne Corporate Place

Charlotte, NC 28277

With a concurrent copy to:

Bank of America, National Association

222 Franklin Street

Mail Code MA1-225-07-04

Boston, MA 02110

Attn: Kathleen M. Luongo

And to:

Coblentz, Patch, Duffy & Bass LLP

One Ferry Building, Suite 200

San Francisco, CA 94111

Attn: Barbara A. Milanovich, Esq.

PURCHASER:

Hudson Pacific Properties, Inc.

11601 Wilshire Boulevard, Suite 1600

Los Angeles, CA 90025

Attn: Mr. Howard Stern

With a concurrent copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067

Attn: Anton N. Natsis, Esq.

Notices shall be deemed given upon receipt, if personally delivered, or upon the date shown for delivery or attempted delivery, if sent by certified mail or national courier service. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

13.5 Further Assurances. The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Contract), as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Contract. The provisions of this Section shall survive the Closing for twelve (12) months.

13.6 Confidentiality. The parties shall at all times exercise commercially reasonable efforts to keep this transaction and any documents received from each other confidential, except to the extent necessary to (a) comply with applicable law and regulations, including, but not limited to, any disclosures required by the Securities and Exchange Commission or other similar governmental agency, or (b) carry out the obligations set forth in this Contract. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party. The provisions of this Section 13.6 shall survive the Closing or termination of this Contract.

13.7 Survival and Merger. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of the Seller to be performed pursuant to the provisions of this Contract, except for the Surviving Obligations, and Seller shall have no further liability with respect to any such agreement or obligation of Seller.

13.8 Recording. Purchaser shall not record this Contract or any memorandum thereof and any such recording shall be null and void and shall constitute a default hereunder.

13.9 Successors and Assigns. This Contract shall be binding upon and shall inure to the benefit of the parties to this Contract and their respective heirs, executors, administrators, successors and permitted assigns, if any, but nothing contained herein shall be deemed a waiver of the provisions of Section 13.2 hereof.

13.10 Entire Agreement. The Access Agreement, this Contract and the Schedules and Exhibits annexed to this Contract constitute the entire agreement between the parties to this Contract with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties to this Contract are merged in and are contained in this Contract and said Schedules and Exhibits, including, but not limited to, that certain non-binding letter of intent dated October 6, 2010, executed by Seller and Strada Acquisition III, LLC, as buyer, which buyer’s interest was subsequently assigned to Purchaser. The provisions of the Access Agreement shall survive the Closing or the earlier termination of this Contract to the extent expressly set forth therein.

13.11 Waiver and Modifications. The provisions of this Contract may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against which any waiver, change, modification or discharge is sought.

13.12 Captions and Titles. The captions or section titles contained in this Contract and the Index, if any, are for convenience and reference only and shall not be deemed a part of the text of this Contract.

13.13 Construction. This Contract has been prepared by Seller and its professional advisors and reviewed by Purchaser and its professional advisors. Seller and Purchaser and their respective advisors believe that this Contract is the product of all of their efforts, that it expresses their agreement and that it should not be interpreted in favor of or against either Purchaser or Seller. The parties further agree that this Contract will be construed to effectuate the normal and reasonable expectations of a sophisticated Seller and Purchaser. The terms “hereof,” “herein,”

and “hereunder,” and words of similar import, shall be construed to refer to this Contract as a whole, and not to any particular article or provision, unless expressly so stated. Unless the context clearly requires otherwise: (i) the plural and singular shall each be deemed to include the other; (ii) the masculine, feminine, and neuter genders shall each be deemed to include the others; (iii) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (iv) “or” is not exclusive; (v) “include,” “includes,” and “including” are not intended to be restrictive, and lists following such words shall not be interpreted to be exhaustive or limited to items of the same type as those enumerated; and (vi) “days” means calendar days, except if the last day for performance occurs on a Saturday, Sunday, or any legal holiday, then the next succeeding business day shall be the last day for performance.

13.14 Non-Business Days. If a party is required to perform an act or give a notice on a date that is a Saturday, Sunday or national holiday, the date such performance or notice is due shall be deemed to be the next Business Day.

13.15 Governing Law and Jurisdiction. This Contract is to be governed and construed in accordance with the laws of the State of California. Purchaser and Seller hereby submit to the jurisdiction of the State and United States District courts located within California in respect of any suit or other proceeding brought in connection with or arising out of this Contract. The provisions of this subsection shall survive the Closing or earlier termination of this Contract.

13.16 Counterparts. This Contract may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties to this Contract, notwithstanding that all of such parties may not have executed the same counterpart.

13.17 No Third Party Beneficiaries. This Contract is made for the sole benefit of Seller and Purchaser and their respective successors and assigns (subject to Section 13.2 above) and no other person shall have any right, remedy or legal interest of any kind by reason of this Contract.

13.18 Submission not an Offer. The submission of this Contract to any party by Seller shall not be construed as an offer, nor shall Purchaser have any rights with respect thereto, unless and until Seller shall execute a copy of this Contract and deliver the same to Purchaser.

13.19 Severability. If any provision of this Contract is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Contract, all of which will remain in full force and effect.

13.20 Intentionally Omitted.

13.21 Judicial Reference. Purchaser and Seller agree that any action or proceeding by either of them against the other arising out of or in connection with this Contract or any claim of injury or damage occurring in or about the Property during the term of this Contract shall, upon the motion of either party, be submitted to general judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. or any successor statutes (the “Judicial Reference Statutes”). The parties shall cooperate in good faith to ensure that all necessary and appropriate parties are included in the judicial reference proceeding. The general referee shall have the authority to try all issues, whether of fact or law, and to report a statement of decision to the court. To the extent not inconsistent with the Judicial Reference Statutes, Purchaser and Seller shall use the procedures for arbitration and judicial reference, if any, adopted by Judicial Arbitration and Mediation Services/Endispute (“JAMS”), as relevant, to supplement the Judicial Reference Statutes, provided that the following rules and procedures shall apply in all cases unless the parties agree otherwise:

(a) The proceedings shall be heard in the City and County of San Francisco, California;

(b) Absent agreement to the contrary by the parties, the referee must be a retired judge. Unless otherwise agreed, JAMS shall provide a list of three retired judges to the parties who may each strike one from the list, and the parties shall consent to appointment of the remaining person as the referee. If JAMS is no longer in existence, then the American Arbitration Association shall provide said list. If neither is in existence, then the trial court shall appoint the referee;

(c) Any dispute regarding the selection of the referee shall be resolved by JAMS or the entity providing the reference services, or, if no entity is involved, by the court with appropriate jurisdiction;

(d) The referee may require one or more pre-hearing conferences;

(e) The parties shall be entitled to discovery as allowed under state law. The referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge;

(f) A stenographic record of the trial may be made, provided that the record shall remain confidential except as may be necessary for post- hearing motions and any appeals;

(g) The referee’s statement of decision shall contain findings of fact and conclusions of law to the extent applicable; and

(h) The referee shall have the authority to rule on all post- hearing motions in the same manner as a trial judge.

The statement of decision of the referee upon all of the issues considered by the referee shall be binding upon the parties, and upon filing of the statement of decision with the clerk of the court, or with the judge where there is no clerk, judgment may be entered thereon. The decision of the referee shall be appealable as if rendered by the court. This provision shall in no way be construed to limit any valid cause of action which may be brought by any of the parties.

BY INITIALING BELOW, THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND ACCEPT THAT BY CHOOSING JUDICIAL REFERENCE THEY ARE GIVING UP THE RIGHT TO A JURY TRIAL.

INITIALS:	SELLER:	PURCHASER:

IN ANY ACTION OR PROCEEDING ARISING HEREFROM, SELLER AND PURCHASER HEREBY CONSENT TO (I) SUBJECT TO THE FOREGOING PROVISIONS OF THIS SECTION, THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW. THE PROVISIONS OF THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS CONTRACT AND THE CLOSING. NOTWITHSTANDING THE FOREGOING, ANY ACTION OR PROCEEDING BY EITHER PURCHASER OR SELLER AGAINST THE OTHER ARISING OUT OF OR IN CONNECTION WITH THE LEASE AFTER THE CLOSING SHALL BE DETERMINED IN THE MANNER SET FORTH IN THE LEASE.

13.22 Digital Image. The parties agree to accept a digital image of this Contract, as executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Contract the day and year first above written.

BANK OF AMERICA, NATIONAL ASSOCIATION,
a national banking association

By:
Name:
Title:
Date:

HUDSON 1455 MARKET, LLC, a Delaware limited liability company

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership
its Sole Member

	By:	Hudson Pacific Properties, Inc.,
a Maryland corporation
Its General Partner

By:
Name:
Title:
Date:

As to Article 4:	CHICAGO TITLE INSURANCE COMPANY,
Escrow Holder

By:
Name:
Title:
Date:

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